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                                                                   EXHIBIT 10.33

             AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT


      Amendment dated as of January 1, 2001 to Amended and Restated Employment Agreement dated as of July 1, 1999 between BRIGHTPOINT, INC., a Delaware corporation (the "Employer" or the "Company"), and Robert J. Laikin (the "Employee").

      WHEREAS, the Employer and the Employee have entered into an amended and restated employment agreement dated as of July 1, 1999 (the "Employment Agreement");

      WHEREAS, Employer and Employee wish to amend certain sections of the Employment Agreement as provided below to reflect the increased base salary of the Employee as recently approved by the Company;

      NOW, THEREFORE, the Employer and Employee hereby amend sections 3.A and 9(d)(ii)(A) of the Employment Agreement to provide as follows:

      3.    Compensation.

                  "A. During the term of this Agreement, the Employer shall pay the Employee a salary (the "Salary") at a rate of $450,000 per annum in respect of each Employment Year, payable in equal installments bi-weekly, or at such other times as may mutually be agreed upon between the Employer and the Employee. Such Salary may be increased from time to time at the discretion of the Board."

      9.    Compensation Upon Termination or During Disability.

            (d)  . . .

                  "(ii) for periods subsequent to the Date of Termination (in lieu of any further payments pursuant to Section 3 of this Agreement), Severance Pay (as hereinafter defined), payable on the first day following the Date of Termination, as follows:

                        (A)  if the Employee, without Good Reason,
terminates his employment at any time within twelve months after a Change of Control (provided that if the Change of Control is pursuant to Section 6.4.2(b) of this Agreement, it is ascertainable on the date of such Termination that such Change of Control has occurred), or if, prior to and not as a result of a Change of Control, the Employee's employment is terminated either by the Employee for Good Reason or by the Employer other than pursuant to Sections 6.2 or 6.3 hereof, a lump sum amount equal to the highest of (a) $2,250,000 or (b) total compensation (including the value of all perquisites, such as health and life insurance and car allowance, etc.) received or earned by the Employee from the Employer during the twelve months prior to the Termination Date, multiplied by five (5), or"

Except as provided above all other provisions of the Employment Agreement shall remain unchanged and in full force and effect.


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            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.


                                    BRIGHTPOINT, INC.


                                    By: /s/ J. Mark Howell
                                       ---------------------------------------
                                       Name:  J. Mark Howell
                                       Title: President and COO


                                    By: /s/ Robert J. Laikin
                                       ---------------------------------------
                                        Name: Robert J. Laikin




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